FORM 4                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

/ / Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
no longer subject
to Section 16.  Form 4
or Form 5 obligations             Filed pusuant to Section 16(a) of the Securities Exchange Act of 1934,
may continue.                       Section 17(a) of the Public Utility Holding Company Act of 1935
See Instruction 1(b)                     or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading         6. Relationship of Reporting Person to
                                             Symbol                                       Issuer (Check all applicable)
Griswold          E. Bulkeley *
                                             Scan-Optics, Inc.               SOCR
(Last)            (First)       (Middle)     3. IRS or Social    4. Statement for         _X_ Director          ___ 10% Owner
                                             Security Number     Month/Year
Scan-Optics, Inc.                            of Reporting                                 ___ Officer           ___ Other
169 Progress Drive                           Person              January 1997             (give title           (specify below)
                                             (Voluntary)                                   below)
(Street)
Manchester        CT         06040-2294
(City)            (State)    (Zip)
5. If Amendment,
   Date of Original
   Month/Year
                                             ___________________________

                                  Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
                                  Owned

1. Title of Security              2. Trans-    3.        4. Securities            5. Amount of       6. Owner-     7. Nature of
(Instr. 3)                        action       Trans-    Acquired (A)             Securities         ship Form:    Indirect
                                  Date         action    or Disposed of (D)       Beneficially       (D)irect      Beneficial
Scan-Optics                       (mm/dd/yy)   Code      (Instr. 3,4 and 5)       Owned at End of    or            Ownership
                                               (Instr.8)                          Month              (I)ndirect    (Instr. 4)
                                                                                  (Instr.3 and 4)    (Instr. 4)
                                               Code V    Amount    A/D Price
Common Stock                      1/6/97       S         2,000     D   3.375
Common Stock                      1/7/97       S         2,000     D   3.375
Common Stock                      1/7/97       S         2,500     D   3.375
Common Stock                      1/7/97       S         5,500     D   3.375      24,000             I             Profit
                                                                                                                   Sharing Plan;
                                                                                                                   Trusts;
                                                                                                                   Family Member

* Sold by MCA Profit Sharing UA 7/1/89

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of     2.Con-    3.Tran-  4.Tran- 5. Number    6.Date         7.Title and         8.Price   9.Number   10.Own-   11.Na
Derivative      version   saction  saction of           Exer-          Amount of           of        of         ship      ture
Security        or        Date     Code    Derivative   cisable and    Underlying          Deriv-    Deriv-     Form      of In-
(Instr.3)       Exercise  mmddyy   (Instr.8)Securities  Expiration     Securities          ative     ative      of        direct
                Price                      (A)cquired   Date           (Instr.3,5)         Secur-    Secur-     Deriv-    Bene-
                of                         or           (mmddyy)                           ity       ities      ative     ficial
                Deriv-                     (D)isposed                                      (Instr.5) Bene-      Secur-    Own-
                ative                      of                                                        ficially   ity:      ship
                Security                   (Inst.3,4,5)                                              Owned      Direct   (Instr.4)
                                                                                                     at End     or In-
                                                                                                     of         direct
                                                                                                     Month      (Instr.4)
                                                                                                     (Instr.4)
                                   Code  V (A)    (D)   Date   Expir-  Title     Amount
                                                        Exer-  ation             or
                                                        cisableDate              Number
                                                                                 of
                                                                                 Shares

Explanation of Responses:


                                                   /s/ E. Bulkeley Griswold           1/10/97
                                                   ________________________________   _______
                                                   ** Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.